Exhibit 23.11

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

April 20, 2020 Bank of Montreal

April 20, 2020

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada, M5X 1A1

Re: Bank of Montreal - Medium-Term Notes, Series F

Ladies and Gentlemen:

Bank of Montreal, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-237342, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company's Senior Medium-Term Notes, Series F (the “Notes”), to be issued from time to time pursuant to the Indenture, dated as of January 25, 2010, as supplemented by the first Supplemental Indenture dated as of September 23, 2018, between the Bank and Wells Fargo Bank, National Association (the “Trustee”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Mayer Brown LLP